Exhibit 10.3

MATIV HOLDINGS, INC.
SHORT-TERM INCENTIVE PLAN FOR ELIGIBLE EMPLOYEES

Effective January 1, 2023

MATIV HOLDINGS, INC.
SHORT-TERM INCENTIVE PLAN FOR ELIGIBLE EMPLOYEES

1.    Background and Purpose.
1.1    Purpose. The purpose of the Mativ Holdings, Inc. Short-Term Incentive Plan for Eligible Employees is to offer a short-term incentive award opportunity for eligible employees who make significant contributions to the growth and profitability of Mativ Holdings, Inc. and its participating Affiliates and who demonstrate the performance that the Company desires to encourage. The Plan is designed to emphasize the Company’s commitment to financial success and a superior return on the investment of its stockholders.
1.2    Effective Date. The Plan is effective as of July 6, 2023, and shall remain in effect until it has been terminated pursuant to Section 8.6.
2.    Definitions. The following terms shall have the following meanings:
2.1    “Administrator” means the Committee or Human Resources, as applicable, which is designated with the authority to administer the Plan pursuant to Section 3.
2.2    “Affiliate” means any corporation or other entity controlled by the Company.
2.3    “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Administrator pursuant to Section 6.1.
2.4    “Base Wages” means the Participant’s annualized rate of base salary (or total earnings (including overtime), as appropriate) on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.
2.5    “Board” means the Board of Directors of the Company, as constituted from time to time.
2.6    “Cause” means:
(a)    If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein; or
(b)    If no such agreement exists, or if such agreement does not define Cause:
(i)    the Participant’s failure to perform the Participant’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    the Participant’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(iii)    the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company;
(iv)    the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(v)    the Participant’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(vi)    the Participant’s violation of any restrictive covenants entered into between the Participant and the Company or the Company’s applicable code of conduct.
2.7    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.8    “Committee” means the Compensation Committee of the Board or its delegate appointed to administer certain aspects with respect to the Plan pursuant to Section 3.
2.9    “Company” means Mativ Holdings, Inc. a Delaware corporation, and any successor thereto.
2.10    “Determination Date” means the 90th day after adoption of this Plan or the earlier of: (a) the 90th day of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals are substantially uncertain.
2.11    “Disability” means unless otherwise defined in an employment agreement between the Participant and the Company, total and permanent disability in accordance with the Company’s long-term disability plan.
2.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.
2.13    “Executives” means employees of the Company who are designated by the Board either as an “executive officer” of the Company for purposes of Rule 3b-7 of the Exchange Act or as an “officer” of the Company for purposes of Section 16 of the Exchange Act.
2.14    “Human Resources” means the organizational unit of the Company with responsibility for administering the compensation and benefit programs sponsored by the Company.
2.15    “Maximum Award” means as to any Participant for any Plan Year an amount equal to two hundred percent (200%) of the Target Award. The Maximum Award limit shall be pro-rated for any Award payable with respect to a Performance Period that is shorter than one year.

2.16    “Negative Discretion” means the discretion of the Administrator to reduce or eliminate the size of an Award in accordance with Section 6.1(c) of the Plan.
2.17    “Participant” means as to any Performance Period, regular full-time and part-time employees who are selected by the Administrator to be eligible to participate in the Plan.
2.18    “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include, but are not limited to, any of the following:
(a)    Net earnings or net income (before or after taxes);
(b)    Earnings per share;
(c)    Net sales growth;
(d)    Net operating profit;
(e)    Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(f)    Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(g)    Earnings before or after taxes, interest, depreciation and/or amortization;
(h)    Gross or operating margins;
(i)    Productivity ratios;
(j)    Share price (including, but not limited to, growth measures, and total shareholder return);
(k)    Expense targets;
(l)    Margins;
(m)    Operating efficiency;
(n)    Customer satisfaction;
(o)    Working capital targets;
(p)    Cost eliminations;
(q)    Debt reductions;
(r)    Employee engagement and cultural effectiveness;
(s)    Health and safety metrics; and
(t)    Ratios combining any of the Performance Criteria.

Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Administrator shall determine.

2.19    “Performance Goals” means the goals selected by the Administrator, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
2.20    “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Administrator, shall be the Plan Year.
2.21    “Plan” means the Mativ Holdings, Inc. Short-Term Incentive Plan for Eligible Employees, as hereafter amended from time to time.
2.22    “Plan Year” means the calendar year beginning on January 1 and ending on December 31.
2.23    “Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.
2.24    “Retirement” means voluntary resignation of employment by a Participant, who is also an employee of the Company or an Affiliate after (a)  attaining age sixty-five (65), or (b) attaining age fifty-five (55) with at least five (5) years of service.
2.25    “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Wages. In special circumstances, the target award may be expressed as a fixed amount of cash.
3.    Administration.
3.1    Administration by the Committee and Human Resources. The Plan shall be administered by the Committee and Human Resources as set forth in this Section 3. The Committee shall generally administer the Plan with regard to Executives. Human Resources shall generally administer the Plan with regard to Participants who are not Executives.

3.2    Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, with regard to Executives to: (i) designate Participants; (ii) determine the terms and conditions of any Award with respect to such Participants; (iii) determine whether, to what extent, and under what circumstances Awards held by Executives may be forfeited, modified, or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan with respect to Executives; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan with respect to Executives; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Executives who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan with respect to Executives.
3.3    Authority of Human Resources. Subject to the provisions of the Plan and applicable law, Human Resources shall have the power, in addition to other express powers and authorizations conferred on it by the Plan, with regard to Participants who are not Executives to: (i) designate Participants; (ii) determine the terms and conditions of any Award with respect to such Participants; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited, modified, or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that Human Resources deems necessary or desirable for the administration of the Plan. For the avoidance of doubt, all such powers and authority delegated to Human Resources with respect to the Plan shall relate to Participants who are not Executives, unless otherwise determined by the Board.
3.4    Decisions Binding. All determinations and decisions made by the Committee, the Board, Human Resources, and any delegate of the foregoing pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.5    Delegation. The Administrator, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.
3.6    Agents; Limitation of Liability. The Administrator may appoint agents to assist in administering the Plan. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or them by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee or Human Resources and any officer or employee of the Company acting at the direction or on behalf of the Committee or Human Resources shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Eligibility and Participation.
4.1    Participation. The Administrator, in its discretion, shall select, no later than the Determination Date, the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Administrator to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period. Furthermore, sustained performance problems may result in permanent disqualification of participation in the Plan.
4.2    New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award, provided that the newly hired or newly eligible Participant is hired on or before September 30th of the Plan Year to which the Performance Period relates. For the avoidance of doubt, no employee hired after September 30th of a Plan Year may be eligible for a Pro-Rated Award for that Performance Period. The amount of any Award paid to such Participant shall not exceed that proportionate amount of the Maximum Award set forth in Section 2.15.
4.3    Leaves of Absence. If a Participant is on a paid or unpaid leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-Rated Award reflecting participation for the period during which the Participant was actively employed and not any period when the Participant was on leave.
5.    Terms of Awards.
5.1    Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Administrator, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period. The Administrator may, in its sole discretion, change the Target Award for a Participant during a Plan Year in the event of a promotion, demotion, or other employment or Company-related event that occurs during the Plan Year, in which case the Participant will be able to receive a Pro-Rated Award for the period prior to such change and following such change.
5.2    Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Administrator, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3    Adjustments. The Administrator is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:
(a)    Asset write-downs;
(b)    Significant litigation or claim judgments or settlements;
(c)    The effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
(d)    Any reorganization and restructuring programs;
(e)    Extraordinary nonrecurring items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period;
(f)    Acquisitions or divestitures;
(g)    Any other specific unusual or nonrecurring events or objectively determinable category thereof;
(h)    Foreign exchange gains and losses; and
(i)    A change in the Company’s fiscal year.
6.    Payment of Awards.
6.1    Determination of Awards; Certification.
(a)    Following the completion of each Performance Period, the Administrator shall determine, in its sole discretion, the extent to which the Performance Goals have been achieved or exceeded after reviewing recommendations from the Company’s Chief Financial Officer of such achievement. If the minimum Performance Goals established by the Administrator are not achieved, then no payment will be made.
(b)    To the extent that the Performance Goals are achieved, the Administrator shall certify in writing, the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant’s Award. Notwithstanding the foregoing, final Award calculations and payments are subject to and conditioned on the issuance of an audit report of the Company’s independent auditor.
(c)    In determining the amount of each Award, the Administrator may modify the amount of an Award, including reducing or eliminating the amount of the Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.
(d)    In no event shall the amount of an Award for any Plan Year exceed the Maximum Award.

(e)    Notwithstanding the foregoing or anything herein to the contrary, unless otherwise determined by the Administrator, Participants must attain at least a “Meets All Expectations” performance rating (or similar comparable rating) for the applicable Performance Period to be eligible for an Award, regardless of corporate, business, or segment performance. In the event that a Participant has met some, but not all expectations, then the Administrator shall also have the ability, in its sole discretion, to determine on a case by case basis, whether the Award or a portion thereof will be provided to the Participant.
6.2    Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Administrator’s certification and conclusion of the independent audit pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of their Award (in local currency), less required withholding. In no event shall such payment be made later than 2½ months following the end of the Performance Period to U.S.-based Participants, or later than March 31 following the end of the Performance Period in the case of non-U.S.-based Participants.
6.3    Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.
7.    Termination of Employment.
7.1    Employment Requirement. Except as otherwise provided in Section 7.2, if a Participant’s employment terminates for any reason prior to the date that Awards are paid, all of the Participant’s rights to an Award for the Performance Period shall be forfeited. However, the Administrator, in its sole discretion, may pay a Pro-Rated Award, subject to the Administrator’s certification that the Performance Goals for the Performance Period have been met, including any such Pro-Rated Award as may be required by the terms of an agreement, plan or arrangement between a Participant and the Company or its Affiliates (provided, however, that such Pro-Rated Payment shall not result in a duplication of benefits or payments under such other agreement, plan, or arrangement). Such Pro-Rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.
7.2    Termination of Employment Due to Death, Disability or Retirement.
(a)    If a Participant’s employment is terminated by reason of the Participant’s death, Disability, or Retirement during a Performance Period, the Participant or their beneficiary will be paid a Pro-Rated Award. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Administrator determines that the Participant is Disabled.
(b)    If a Participant’s employment is terminated by reason of the Participant’s death, Disability, or Retirement following a Performance Period but before the date that Awards are paid, the Participant or their beneficiary will be paid the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid.
(c)    Payment of such Award or Pro-Rated Award as contemplated by this Section 7.2, as applicable, will be made at the same time and in the same manner as Awards are paid to other Participants.

8.    General Provisions.
8.1    Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
8.2    Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
8.3    No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
8.4    No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.
8.5    Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
8.6    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part.
8.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
8.8    Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.
8.9    Beneficiaries. To the extent that the Administrator permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

8.10    Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
8.11    Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
8.12    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
8.13    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
8.14    Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
8.15    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
8.16    Clawback. All Awards are subject to the Company’s clawback policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. The Plan will be administered in accordance with Section 10D of the Securities Exchange Act of 1934, any applicable rules and regulations promulgated by the Securities Exchange Commission and any national securities exchange or national securities association on which shares of stock may be traded, and any Company policy regarding compensation recoupment. The actions permitted to be taken by the Company under this Section 8.16 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.